CORE LABORATORIES N.V.
1995 LONG-TERM INCENTIVE PLAN
(As Amended and Restated Effective as of May 29, 1997)

Restricted Share Award Program Agreement

THIS AGREEMENT is made as of this 15th day of May, 2006 (the "Date of Grant"), between Core Laboratories N.V., a Dutch limited liability company (the "Company"), and _________ ("Participant") in order to carry out the purposes of the Core Laboratories N.V. 1995 Long-Term Incentive Plan, as amended (the "Plan"), by issuing Participant shares of common stock of the Company, subject to certain restrictions, and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Participant hereby agree as follows:

  Definitions

  1.1    Definitions. Wherever used in this Agreement, the following words and phrases when capitalized will have the meanings ascribed below, unless the context clearly indicates to the contrary, and all other capitalized terms used in this Agreement, which are not defined in this Agreement, will have the meanings set forth in the Plan.

    "Acceleration Event" means any of the following: (i) the occurrence of an event that constitutes a Change in Control or (ii) the termination of Participant's Service by reason of death or Disability.

    "Agreement" means this Restricted Share Award Program Agreement between Participant and the Company.

    "Change of Control" means the same as defined in the Plan.

    "Disability" means a determination by the Committee, based on a written medical opinion (unless waived by the Committee as unnecessary), that Participant is permanently incapable of continuing his usual and customary employment with the Company or any Subsidiary for physical or mental reasons.

    "Forfeiture Restrictions" means the Forfeiture Restrictions as set forth in Section 3.1 herein.

    "Good Status" shall mean that there has been no determination (whether orally or in writing, provided that if such determination is oral it shall within thirty (30) days be reduced to writing) by a senior executive officer of the Company that the Participant (1) has engaged in gross negligence or willful misconduct in the performance of his or her duties with respect to the Company or any of its subsidiaries (whether or not majority owned directly or indirectly by the Company), (2) has been indicted on a misdemeanor involving moral turpitude or a felony (or a crime of similar import in a foreign jurisdiction), (3) has willfully refused without proper legal reason to perform his or her duties and responsibilities to the Company or any such subsidiary faithfully and to the best of his or her abilities, (4) has breached any material provision of a written employment agreement or corporate policy or code of conduct established by the Company or any such subsidiary, (5) has willfully engaged in conduct that he or she knows or should know is injurious to the Company or any such subsidiary, (6) has failed to meet the performance objectives or standards established for his or her job position by his or her employer, or (7) has violated the United States Foreign Corrupt Practices Act, generally codified in 15 U.S.C. Sec. 78, as amended, or other applicable laws (whether domestic or foreign). For purposes of clause (4) of the proviso to the preceding sentence, a breach of a material provision of a written employment agreement or corporate policy or code of conduct shall include, but not be limited to, any breach that results in termination of the Optionee's employment.

    "Restricted Shares" means the Common Shares described in Section 2.1 herein, adjusted appropriately for any stock splits, stock dividends, reverse stock splits, special dividends or other similar matters as determined by the Committee occurring during or with respect to any relevant measurement period.

    "Service" means Participant's status as an employee in Good Status of the Company or a Subsidiary or a corporation or parent or subsidiary of such corporation assuming or substituting the Restricted Shares.

    "Vesting Start Date" means [May 15, 2006].

  1.2    Number and Gender. Wherever appropriate herein, words used in the singular will be considered to include the plural, and words used in the plural will be considered to include the singular. The masculine gender, where appearing herein, will be deemed to include the feminine gender where appropriate.

  1.3    Headings of Articles and Section. The headings of Articles and Sections herein are included solely for convenience. If there is any conflict between such headings and the text of this Agreement, the text will control. All references to Articles, Sections, and Paragraphs are to this document unless otherwise indicated.

  Award of Restricted Shares

  2.1    Award of Restricted Shares. Pursuant to the terms of the Plan, as of the Date of Grant, [______] Common Shares (the "Restricted Shares") shall be issued as hereinafter provided in Participant's name subject to certain restrictions thereon. The Restricted Shares shall be issued upon acceptance hereof by Participant and upon satisfaction of the conditions of this Agreement. Participant acknowledges receipt of a copy of the Plan, and agrees that this award of Restricted Shares shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof.

  Forfeiture Restrictions and Lapse of Forfeiture Restrictions

  3.1    Forfeiture Restrictions. The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions, and in the event of termination of Participant's Service for any reason whatsoever other than death or Disability, Participant shall, for no consideration, forfeit to the Company all Restricted Shares that are then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of Service (other than by reason of death or Disability) are herein referred to as the "Forfeiture Restrictions." The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.

  3.2    Lapse of Forfeiture Restrictions. Provided that Participant has been continuously in Service from the Date of Grant through the lapse date described in this sentence, the Forfeiture Restrictions shall lapse with respect to one-sixth (1/6th) of the Restricted Shares on each of the first six annual anniversaries of the Vesting Start Date. Notwithstanding the schedule described in the preceding sentence, except to the extent previously forfeited under Section 3.1, if Participant's Service terminates for any reason whatsoever on the date upon which a Change in Control occurs and Participant has been continuously in Service from the Date of Grant until such termination, then an Acceleration Event shall be deemed to occur upon such termination and the Forfeiture Restrictions shall lapse as to all of the Restricted Shares then subject to the Forfeiture Restrictions.

  3.3    Service Relationship. For purposes of this Agreement, any question as to whether and when there has been a termination of Participant's Service, and the cause of such termination, shall be determined by the Committee, and its determination will be final. Without limiting the scope of the preceding sentence, it is expressly provided that Participant shall be considered to have terminated Service at the time of the termination of the "Subsidiary" status under the Plan of the entity or other organization that employs Participant.

  Certificates, Corporate Acts and Status of Stock

  4.1    Certificates.  A certificate evidencing the Restricted Shares not then subject to Forfeiture Restrictions (pursuant to Section 3.2 above) shall be issued by the Company in Participant's name, pursuant to which Participant shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares, including, without limitation, voting rights and the right to receive dividends (provided, however, that dividends paid in shares of the Company's stock shall be subject to the Forfeiture Restrictions). Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a certificate or certificates to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which Participant is a party) in the name of Participant. For purposes of clarification only: certificates for Restricted Shares shall not be issued until such time as the Forfeiture Restrictions have lapsed without forfeiture (pursuant to Section 3.2 above), and until such time, the Restricted Shares shall be evidenced only by book-entry in the Company's records.

  4.2    Corporate Acts. The existence of the Restricted Share awards shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding; provided, however, that in the event of a stock split, stock dividend paid in shares, or similar reorganization affecting all or substantially all of the Company's shares, the Restricted Shares shall similarly and automatically be split or reorganized without further action or decision by the Company or the Committee. The prohibitions of Section 3.1 shall not apply to the transfer of Restricted Share awards pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Shares for all purposes of this Agreement.

  4.3    Status of Stock. Participant agrees that the Restricted Shares will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Participant also agrees that (i) the certificates representing the Restricted Shares may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would constitute a violation of the Forfeiture Restrictions or, in the opinion of counsel satisfactory to the Company, of any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

  Miscellaneous

  5.1    Notices. For purposes of this Agreement, notices and all other communications provided for herein will be in writing and will be deemed to have been duly given when personally delivered or (i) if Participant is outside of the United States at the time of transmission of such notice, when sent by courier, facsimile, or electronic mail, and (ii) if Participant is within the United States at the time of transmission of such notice, when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company at its principal executive office and to Participant at the last address filed with the Company or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address will be effective only upon receipt.

  5.2    Withholding of Tax. To the extent that the receipt of the Restricted Share awards or the lapse of any Forfeiture Restriction results in compensation income or wages to Participant for federal, state or local tax purposes, Participant shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money or Common Shares as the Company may require to meet all obligations under applicable tax laws or regulations, and, if Participant fails to do so, the Company is authorized to withhold or cause to be withheld from any cash or stock remuneration then or thereafter payable to Participant any tax required to be withheld by reason of such resulting compensation income or wages.

  5.3    No Employment Rights Conferred. No provision of this Agreement shall confer any right upon Participant to continued employment with the Company or any Subsidiary.

  5.4    Limitation of Rights. No provision of this Agreement shall be construed to give Participant or any other person any interest in any fund or in any specified asset or assets of the Company or a Subsidiary (other than the Restricted Shares after the Forfeiture Restrictions therefore have lapsed).

  5.5    Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Participant.

  5.6    Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the state of Texas.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Participant has executed this Agreement, all effective as of the Date of Grant.

CORE LABORATORIES N.V., by its sole managing director Core Laboratories International B.V.

By: ______________________________________

Name: Jan Willem Sodderland

Title: Managing Director of Core Laboratories International B.V.

PARTICIPANT

By: ______________________________________

Name: _____________